Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 24, 2004 (except as to the effects of the reverse stock split described in Note R thereto, as to which our report is dated December 21, 2004), relating to the financial statements and financial statement schedule of Environmental Power Corporation for the two years ended December 31, 2003 appearing in the Annual Report on Form 10-K of Environmental Power Corporation for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 6, 2005